Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

KCG HOLDINGS, INC.

OF UP TO $330,000,000 OF SHARES OF ITS CLASS A COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $14.00 PER SHARE

NOR LESS THAN $13.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

KCG Holdings, Inc. (“KCG,” the “Company,” “we,” “us,” or “our”) is offering to purchase for cash up to $330,000,000 of shares of our Class A Common Stock, par value $0.01 per share (the “Shares”), at a price not greater than $14.00 nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine a single price per Share (the “Purchase Price”), which will be not greater than $14.00 nor less than $13.50 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price per Share (in increments of $0.10) of not greater than $14.00 nor less than $13.50 per Share, at which Shares have been properly tendered in the Offer and not properly withdrawn, that will enable the Company to purchase Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $330,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer). All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate purchase price in excess of $330,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

As of April 30, 2015, we had 109,040,224 issued and outstanding Shares (and 37,729,713 Shares reserved for issuance upon exercise of all outstanding Class A, Class B and Class C warrants to purchase Shares (collectively, our “Warrants”) and stock options and vesting of all outstanding restricted stock units (“RSUs”)). If the Offer is fully subscribed at a Purchase Price of $14.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 23,571,428 Shares, which would represent approximately 21.6% of our issued and outstanding Shares, or 16.1% of our outstanding Shares on a fully diluted basis. If the Offer is fully subscribed at a Purchase Price of $13.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 24,444,444 Shares, which would represent approximately 22.4% of our issued and outstanding Shares, or 16.7% of our outstanding Shares on a fully diluted basis.

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. See Section 7, “Conditions of the Offer.”

The Shares are listed on the New York Stock Exchange (“NYSE”) and trade under the symbol “KCG.”

On May 1, 2015, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $13.54 per Share. On April 30, 2015, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NYSE was $12.84 per Share. You should obtain current market quotations for the Shares before deciding whether to participate in the Offer.

If you have questions or need assistance, you should contact Georgeson Inc., the information agent for the Offer (the “Information Agent”) or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Offer to Purchase dated May 4, 2015

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Except as described below, all of our directors and executive officers have indicated that they do not currently intend to participate in the Offer (though no final decision has been made). Each of our four largest stockholders—(i) the investment entities affiliated with General Atlantic LLC (“General Atlantic”) described in footnote 19 on pages 34–35 of this Offer to Purchase, (ii) Jefferies LLC, (iii) Stephen Schuler and his affiliates described in footnote 15 on page 34 of this Offer to Purchase and (iv) Daniel Tierney and his affiliate described in footnote 17 on page 34 of this Offer to Purchase—has orally indicated to the Company that they currently intend to participate in the Offer. Messrs. Schuler and Tierney are members of our Board of Directors. Upon the closing of the combination of Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”), General Atlantic had the right to designate two members of our Board of Directors. The directors designated by General Atlantic are John C. (Hans) Morris and Rene Kern, a managing director of General Atlantic. Messrs. Kern, Morris, Schuler and Tierney recused themselves from all discussions of the Offer by our Board of Directors. None of General Atlantic, Jefferies LLC, Mr. Schuler and his affiliates and Mr. Tierney and his affiliate is obligated to participate in the Offer, each of them may change its intentions at any time and no assurance can be given that any of them will in fact participate in the Offer.

The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares, you must do one of the following before 5:00 P.M., New York City time, on June 2, 2015, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary;

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a holder of vested options to purchase Shares under our Equity Incentive Plan (as defined in Section 11), or of options to purchase Shares under our Equity Incentive Plan that will vest prior to the

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Expiration Date, you may exercise your vested options and tender any of the Shares issued upon such exercise. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•	if you are a holder of our Warrants, you may exercise your Warrants and tender any of the Shares issued upon such exercise. An exercise of a Warrant cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal titled “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $13.50 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $13.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on May 1, 2015, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $13.54. On April 30, 2015, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NYSE was $12.84 per Share.

Stockholders properly tendering Shares at $13.50 per Share (the minimum purchase price pursuant to the Offer) can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to the provisions relating to “odd lot” priority).

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.”

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E–4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E–4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO

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INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery and other Offer documents from the Information Agent at its telephone numbers and address on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, KCG Holdings, Inc., is offering to purchase your Shares. See Section 1.

How many Shares is KCG offering to purchase?

We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $330,000,000. Because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of April 30, 2015, we had 109,040,224 issued and outstanding Shares (and 37,729,713 Shares reserved for issuance upon exercise of all outstanding Warrants and stock options and vesting of all outstanding RSUs). If the Offer is fully subscribed at a Purchase Price of $14.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 23,571,428 Shares, which would represent approximately 21.6% of our issued and outstanding Shares, or 16.1% of our outstanding Shares on a fully diluted basis. If the Offer is fully subscribed at a Purchase Price of $13.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 24,444,444 Shares, which would represent approximately 22.4% of our issued and outstanding Shares, or 16.7% of our outstanding Shares on a fully diluted basis. See Section 1.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting this Offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares or to tender your Shares at the Purchase Price determined pursuant to the Offer. We are offering to purchase for cash up to $330,000,000 of our Shares, at a price not greater than $14.00 nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal. Promptly after the Expiration Date, which is 5:00 P.M., New York City time, on June 2, 2015, unless the Offer is extended or withdrawn, we will, on the terms and subject to the conditions described in the Offer, determine the single per-Share Purchase Price, which will be not greater than $14.00 nor less than $13.50 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders.

The Purchase Price will be the lowest price per Share (in increments of $0.10) of not greater than $14.00 nor less than $13.50 per Share, at which Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $330,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer).

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate purchase price in excess of $330,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal titled “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $13.50 per Share. You should understand that this election may effectively lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $13.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on May 1, 2015, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $13.54.

We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing stockholder value and our prior disclosures concerning potential uses for our excess capital. In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. See Section 2.

The Company’s Board of Directors believes that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares at a premium over recent trading prices for the Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. In addition, if the Company completes the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in KCG as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders,” as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Sections 1 and 2.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

Following the tender offer, will the Company continue as a public company?

The Offer is conditioned upon the Company not having determined that the transaction will cause the Shares to be eligible for deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act) or to be delisted from the NYSE.

As of April 30, 2015, we had 109,040,224 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of $13.50 per Share, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 24,444,444 Shares. See Section 2.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire on June 2, 2015 at 5:00 P.M., New York City time, unless we extend the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We may extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date, including but not limited to:

•	No legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	No statute, rule or regulation shall have been instituted or adopted that affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	No general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

•	No commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after May 1, 2015, nor any material escalation, on or after May 1, 2015, of any war or armed hostilities which had commenced prior to May 1, 2015 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

•	No decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 1, 2015 shall have occurred;

•	No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) before May 1, 2015), and no person or group that has made such a filing before May 1, 2015 shall acquire or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•	No person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares either being (1) held of record by fewer than 300 persons, (2) eligible for deregistration under the Exchange Act or (3) delisted from the NYSE.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of KCG?

As of April 30, 2015, we had 109,040,224 issued and outstanding Shares (and 37,729,713 Shares reserved for issuance upon exercise of all outstanding Warrants and stock options and vesting of all outstanding RSUs). If the Offer is fully subscribed, the completion of the Offer will result in the repurchase by KCG of $330 million of Shares. If the Offer is fully subscribed at a Purchase Price of $14.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 23,571,428 Shares, which would represent approximately 21.6% of our issued and outstanding Shares, or 16.1% of our outstanding Shares on a fully diluted basis. If the Offer is fully subscribed at a Purchase Price of $13.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 24,444,444 Shares, which would represent approximately 22.4% of our issued and outstanding Shares, or 16.7% of our outstanding Shares on a fully diluted basis.

If any of our stockholders who:

•	hold Shares in their own name as holders of record, or

•	are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

How do I tender my Shares?

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (stockholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal, or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 P.M., New York City time, on June 2, 2015, or such later time and date to which we may extend the Offer;

•	If you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•	If you are a holder of vested options to purchase Shares under our Equity Incentive Plan, or of options to purchase Shares under our Equity Incentive Plan that will vest prior to the Expiration Date, you may exercise your vested options and tender any of the Shares issued upon such exercise. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

•	if you are a holder of our Warrants, you may exercise your Warrants and tender any of the Shares issued upon such exercise. An exercise of a Warrant cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

•	your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

Holders of vested but unexercised options may exercise such options in accordance with the terms of the Equity Incentive Plan and tender the Shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. Holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of options to purchase Shares under our Equity Incentive Plan that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1. We strongly encourage holders of vested but unexercised options to discuss the Offer with their tax advisor, broker and/or financial advisor.

May holders of unvested restricted stock units or other restricted equity awards participate in the Offer?

No. Holders of unvested restricted stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

How do holders of Warrants participate in the Offer?

Holders of Warrants may exercise such Warrants in accordance with their terms and tender the Shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. Holders of Warrants should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of Warrants should be aware that it takes approximately five to seven business days to process an exercise of Warrants and deliver the underlying Shares. KCG cannot guarantee, however, that exercises of Warrants will be processed within this timeframe or in time for you to participate in the Offer.

Accordingly, holders of Warrants who want to participate in the Offer should exercise their Warrants as soon as possible. In addition, depending on the results of the Offer, pursuant to the terms of the Warrants, the exercise price of the Warrants may be decreased. If you exercise your Warrants before the consummation of the Offer, you will not get the benefit of any decrease in their exercise price (if any).

If you are a holder of Warrants, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your Warrants, the remaining term in which you may exercise your Warrants and the provisions for prorated purchases described in Section 1. We strongly encourage holders of Warrants to discuss the Offer with their tax advisor, broker and/or financial advisor.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 5:00 P.M., New York City time, June 2, 2015, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on June 29, 2015. See Section 4.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $330,000,000?

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $330,000,000, we will purchase Shares in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has KCG or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of KCG, the members of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price or prices to tender. Prior to making any decision with respect to the Offer, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Except as described below, all of our directors have indicated that they do not currently intend to participate in the Offer (though no final decision has been made). Three of our four largest stockholders are affiliated with one or more of our directors. Each of these three stockholders—(i) the investment entities affiliated with General Atlantic described in footnote 19 on pages 34–35 of this Offer to Purchase, (ii) Mr. Schuler and his affiliates described in footnote 15 on page 34 of this Offer to Purchase and (iii) Mr. Tierney and his affiliate described in footnote 17 on page 34 of this Offer to Purchase—has orally indicated to the Company that they currently intend to participate in the Offer. Messrs. Schuler and Tierney are members of our Board of Directors. Upon the closing of the combination of Knight and GETCO (the “Mergers”), General Atlantic had the right to designate two members of our Board of Directors. The directors designated by General Atlantic are Mr. Morris and Mr. Kern, a managing director of General Atlantic. Messrs. Kern, Morris, Schuler and Tierney recused themselves from all discussions of the Offer by our Board of Directors. None of General Atlantic, Mr. Schuler and his affiliates and Mr. Tierney and his affiliate is obligated to participate in the Offer, each of them may change its intentions at any time and no assurance can be given that any of them will in fact participate in the Offer. See Section 11.

Does KCG intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

On April 2, 2015, our Board of Directors authorized the repurchase of up to $400 million of the Shares. If the Offer is fully subscribed, $70 million of this authority will remain. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. We may also consider repurchasing Warrants. Our ability to repurchase Shares and Warrants may be limited by the terms of our outstanding debt, and there can be no assurance that we will pursue any such actions. See Section 2.

What will happen if I do not tender my Shares?

Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

When and how will KCG pay for the Shares I tender that are accepted for payment?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held by a broker and DTC will allocate funds appropriately to your broker for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

On May 1, 2015, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $13.54 per Share, which is above the lower end of the price range for the Offer. On April 30, 2015, the last trading day before we announced our intention to make the Offer, the closing of the Shares on the NYSE was $12.84 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding at a 30% rate unless one of certain exemptions applies. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., the Information Agent for the Offer, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “forecasts,” “hopes,” “should,” “estimates” or words of similar meaning.

While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, readers are cautioned that actual results could materially differ from projections for a variety of reasons including, without limitation, risks associated with:

(i)	the strategic business combination of Knight and GETCO including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions to the Mergers;

(ii)	the August 1, 2012 technology issue that resulted in Knight’s broker dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s business as well as actions taken in response thereto and consequences thereof;

(iii)	the sale of KCG’s reverse mortgage origination and securitization business, sale of KCG’s futures commission merchant and the sale of KCG Hotspot;

(iv)	changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by regulators, the New York Attorney General, Congress and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures;

(v)	past or future changes to KCG’s organizational structure and management;

(vi)	KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers;

(vii)	KCG’s ability to keep up with technological changes;

(viii)	KCG’s ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk;

(ix)	the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings;

(x)	the effects of increased competition and KCG’s ability to maintain and expand market share; and

(xi)	the commencement and completion of the Offer.

For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended December 31, 2014 and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the Holders of our Shares:

KCG offers to purchase Shares having an aggregate purchase price of up to $330,000,000, pursuant to tenders at a price specified by the tendering stockholders of not greater than $14.00 nor less than $13.50 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn may not be purchased if more Shares than would result in an aggregate purchase price of $330,000,000 are properly tendered at or below the purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Except as described below, all of our directors and executive officers have indicated that they do not currently intend to participate in the Offer (though no final decision has been made). Each of our four largest stockholders—(i) the investment entities affiliated with General Atlantic described in footnote 19 on pages 34–35 of this Offer to Purchase, (ii) Jefferies LLC, (iii) Mr. Schuler and his affiliates described in footnote 15 on page 34 of this Offer to Purchase and (iv) Daniel Tierney and his affiliate described in footnote 17 on page 34 of this Offer to Purchase—has orally indicated to the Company that they currently intend to participate in the Offer. Messrs. Schuler and Tierney are members of our Board of Directors. Upon the closing of the Mergers, General Atlantic had the right to designate two members of our Board of Directors. The directors designated by General Atlantic are Mr. Morris and Mr. Kern, a managing director of General Atlantic. Messrs. Kern, Morris, Schuler and Tierney recused themselves from all discussions of the Offer by our Board of Directors. None of General Atlantic, Jefferies LLC, Mr. Schuler and his affiliates and Mr. Tierney and his affiliate is obligated to participate in the Offer, each of them may change its intentions at any time and no assurance can be given that any of them will in fact participate in the Offer.

The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

If Shares representing an aggregate purchase price of more than $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined in Section 13). Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s exempt status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 3. Also see Section 13 regarding United States federal income tax consequences of the Offer.

In addition, holders of vested but unexercised stock options may, subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement, exercise such options and tender some or all of the Shares issued upon such exercise in accordance with the Company’s policies and procedures for the applicable stock option plan. Holders of unvested restricted stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date. See Sections 3 and 11 for more information on the Equity Incentive Plan generally.

Holders of Warrants may exercise such Warrants in accordance with their terms and tender the Shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. Holders of Warrants should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of Warrants should be aware that it takes approximately five to seven business days to process an exercise of Warrants and deliver the underlying Shares. KCG cannot guarantee, however, that exercises of Warrants will be processed within this timeframe or in time for you to participate in the Offer. Accordingly, holders of Warrants who want to participate in the Offer should exercise their Warrants as soon as possible. See Section 11 for more information on the Warrants generally.

We will pay all fees and expenses incurred in connection with the Offer by Georgeson Inc., the Information Agent for the Offer, Computershare Trust Company, N.A., the Depositary for the Offer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer. See Section 16.

As of April 30, 2015, we had 109,040,224 issued and outstanding Shares (and 37,729,713 Shares reserved for issuance upon exercise of all outstanding Warrants and stock options and vesting of all outstanding RSUs). If the Offer is fully subscribed, the completion of the Offer will result in the repurchase by KCG of $330 million of Shares. If the Offer is fully subscribed at a Purchase Price of $14.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 23,571,428 Shares, which would represent approximately 21.6% of our issued and outstanding Shares, or 16.1% of our outstanding Shares on a fully diluted basis. If the Offer is fully subscribed at a Purchase Price of $13.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 24,444,444 Shares, which would represent approximately 22.4% of our issued and outstanding Shares, or 16.7% of our outstanding Shares on a fully diluted basis.

If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed on the NYSE and trade under the symbol “KCG.” On May 1, 2015, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $13.54 per Share. On April 30, 2015, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $12.84 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1. Aggregate Purchase Price for Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, having an aggregate purchase price of up to $330,000,000, pursuant to tenders at a price specified by the tendering stockholders of not greater than $14.00 nor less than $13.50 per Share net to the seller in cash, less any applicable withholding taxes and without interest. If Shares with an aggregate value of less than $330,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

The term “Expiration Date” means 5:00 P.M., New York City time, on June 2, 2015. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw any such stockholder’s Shares.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for odd lots. Except as described herein, the withdrawal rights expire at the Expiration Date.

If we (i) increase the maximum aggregate purchase price of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares, (ii) decrease the maximum aggregate purchase price of Shares that we may purchase in the Offer or (iii) change the range of purchase prices at which stockholders may tender their Shares, then the Offer must remain open for at least 10 business days following the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 15.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered may not be purchased if Shares with an aggregate purchase price of more than $330,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. If more than an aggregate purchase price of $330,000,000 of Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration

Date (except for stockholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender. As we noted above, we may elect to purchase more than an aggregate purchase price of $330,000,000 of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price as we may elect.

Odd Lots. The term “odd lots” means all Shares tendered at or below the Purchase Price by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the stockholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the repurchase of Shares pursuant to this Offer is consistent with our long-term goal of maximizing stockholder value and our prior disclosures concerning potential uses for our excess capital. In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources.

In addition, we believe that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In determining to proceed with a modified Dutch auction, we considered, among other things, recent trading prices and volumes for the Shares, various issuer tender offers conducted by other companies, liquidity opportunities available to our stockholders and our results of operations. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales.

The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our stockholders, including the following:

•	we believe the Offer will results in a more efficient capital structure making possible improved future earnings per Share and future cash flow per Share for our continuing stockholders;

•	we believe the Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales; and

•	upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in KCG and an opportunity to benefit from the enhanced earnings per Share that we expect to result from the Offer.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

•	as a result of the Offer, our ability to engage in significant cash acquisitions using such cash is expected to be reduced. There can be no assurance that we will be able to raise debt or equity financing in the future;

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer;

•	the reduction in Shares after the Offer may cause us to lose our status as a “well known seasoned issuer,” which may make the any future debt or equity capital raisings more costly and time consuming; and

•	if certain large stockholders do not participate in the Offer, it will further concentrate their ownership of the Company. For example, if General Atlantic does not participate in the Offer or its Shares are not accepted in the Offer (for example, because they tendered only above the Purchase Price) and the Offer is fully subscribed, the ownership of KCG of the investment entities affiliated with General Atlantic could increase from 31.2% to up to approximately 39.5% pro forma on a beneficial basis, or from 24.9% to 29.9% pro forma on a fully diluted basis. Concentrated ownership may limit the ability of our stockholders to influence corporate matters and may also have the effect of delaying, preventing or defeating a change of control.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Offer. As of April 30, 2015, we had 109,040,224 issued and outstanding Shares (and 37,729,713 Shares reserved for issuance upon exercise of all outstanding Warrants and stock options and vesting of all outstanding RSUs). If the Offer is fully subscribed, the completion of the Offer will result in the repurchase by KCG of $330 million of Shares. If the Offer is fully subscribed at a Purchase Price of $14.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 23,571,428 Shares, which would represent approximately 21.6% of our issued and outstanding Shares, or 16.1% of our outstanding Shares on a fully diluted basis. If the Offer is fully subscribed at a Purchase Price of $13.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 24,444,444 Shares, which would represent approximately 22.4% of our issued and outstanding Shares, or 16.7% of our outstanding Shares on a fully diluted basis.

Stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. These stockholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares. We can give no assurance, however, that we will not issue additional shares or other equity interests in the future.

In addition, following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

We believe the Offer, if completed, will be accretive to currently projected earnings per Share, although there can be no assurance of this.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

The Shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

Rule 13e–4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into or exercisable for Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 13e–4.

Other Plans. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any material change in our present dividend policy or our capitalization or our indebtedness;

•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than the grant of restricted stock, RSUs or stock options to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

On April 2, 2015, our Board of Directors authorized the repurchase of up to $400 million of the Shares. If the Offer is fully subscribed, $70 million of this authority will remain. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including cash dividends, open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. We may also consider repurchasing Warrants. Our ability to repurchase Shares and Warrants may be limited by the terms of our outstanding debt, and there can be no assurance that we will pursue any such actions.

Except as described below, all of our directors and executive officers have indicated that they do not currently intend to participate in the Offer (though no final decision has been made). Each of our four largest stockholders—(i) the investment entities affiliated with General Atlantic described in footnote 19 on pages 34–35 of this Offer to Purchase, (ii) Jefferies LLC, (iii) Mr. Schuler and his affiliates described in footnote 15 on page 34 of this Offer to Purchase and (iv) Mr. Tierney and his affiliate described in footnote 17 on page 34 of this Offer to Purchase—has orally indicated to the Company that they currently intend to participate in the Offer. Messrs. Schuler and Tierney are members of our Board of Directors. Upon the closing of the Mergers, General Atlantic had the right to designate two members of our Board of Directors. The directors designated by General Atlantic are Mr. Morris and Mr. Kern, a managing director of General Atlantic. Messrs. Kern, Morris, Schuler and Tierney recused themselves from all discussions of the Offer by our Board of Directors. None of General Atlantic, Jefferies LLC, Mr. Schuler and his affiliates and Mr. Tierney and his affiliate is obligated to participate in the Offer, each of them may change its intentions at any time and no assurance can be given that any of them will in fact participate in the Offer.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, June 2, 2015 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

(2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Stockholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

Stockholders who elect to indicate a specific price should be aware that this election could mean that none of their Shares will be purchased if the indicated price is above the Purchase Price. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered At A Price Determined Under The Offer” in the section of the Letter of Transmittal titled “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $13.50 per Share. You should understand that this election may effectively lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $13.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on May 1, 2015, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $13.54.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned “Special Payment Instructions” and “Special Delivery Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when the Letter of Transmittal, or a manually signed facsimile thereof, is actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that KCG may enforce such agreement against such DTC participant.

Guaranteed Delivery. Stockholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an Eligible Institution) by overnight courier or facsimile transmission (for Eligible Institutions only) on or before the Expiration Date; and

(3) the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Options; Stock Awards. We are not offering, as part of the Offer, to purchase any outstanding options, and tenders of options will not be accepted. Holders of vested but unexercised options may exercise such options in accordance with the terms of the Equity Incentive Plan and tender the Shares received upon such exercise in accordance with the instructions and procedures described in this Section 3 with respect to Shares generally. See “Proper Tender of Shares” above. Holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of options to purchase Shares that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor.

Holders of unvested restricted stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

Warrants. We are not offering, as part of the Offer, to purchase any outstanding Warrants, and tenders of Warrants will not be accepted. Holders of Warrants may exercise such Warrants in accordance with their terms and tender the Shares received upon such exercise in accordance with the instructions and procedures described in this Section 3 with respect to Shares generally. See “Proper Tender of Shares” above. Holders of Warrants should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of Warrants should be aware that it takes approximately five to seven business days to process an exercise of Warrants and deliver the underlying Shares. KCG cannot guarantee, however, that exercises of Warrants will be processed within this timeframe or in time for you to participate in the Offer. Accordingly, holders of Warrants who want to participate in the Offer should exercise their Warrants as soon as possible. In addition, depending on the results of the Offer, pursuant to the terms of the Warrants, the exercise price of the Warrants may be decreased. If you exercise your Warrants before the consummation of the Offer, you will not get the benefit of any decrease in their exercise price (if any).

If you are a holder of Warrants, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your Warrants, the remaining term in which you may exercise your Warrants and the provisions for prorated purchases described in Section 1. We strongly encourage holders of Warrants to discuss the Offer with their tax advisor, broker and/or financial advisor.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

United States Federal Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 13) or other U.S. payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other U.S. payee provides his or her correct taxpayer identification number (employer identification number or Social Security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder or other U.S. payee is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. For a discussion of certain United States federal income tax consequences to tendering U.S. Holders, see Section 13.

In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit an applicable IRS Form W-8, signed under penalties of perjury and attesting to such holder’s exempt status, or other acceptable certification. Non-U.S. Holders can obtain the applicable IRS Form W-8 from the Depositary or from the IRS’s website.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

United States Federal Income Tax Withholding on Non-U.S. Holders. Even if a Non-U.S. Holder (as defined in Section 13) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent may be subject to withholding of United States federal income tax at a rate of 30%, unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available, a properly completed and executed applicable IRS Form W-8 (or other acceptable certification) is provided to the Depositary and other requirements are met. Such forms can be obtained from the Depositary or from the IRS’s website. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 Tests” for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. In addition, as described in Section 13 below, “FATCA” withholding may apply to amounts paid to a Non-U.S. Holder pursuant to the Offer unless specified requirements are met.

Non-U.S. Holders should review Section 13 and consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Tendering Stockholder’s Representation and Warranty; Acceptance by KCG Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e–4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

4. Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on June 29, 2015. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. However, if we waive any defect or irregularity in any withdrawal with respect to any stockholder, we also waive such defect or irregularity with respect to all stockholders. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (in accordance with Section 4) on or before the Expiration Date with an aggregate purchase price of up to $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law). For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately four business days after the Expiration Date. Unless a stockholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, or other acceptable certification, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6. Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if Shares having an aggregate purchase price of more than $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered at or below the Purchase Price by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate purchase price of the Shares to be purchased to fall below $330,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such aggregate purchase price of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Purchase Price.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e–4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	any statute, rule or regulation has been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States has occurred;

•	any changes in the general political, market, economic or financial conditions that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, have occurred;

•	any commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, has occurred directly or indirectly involving the United States on or after May 1, 2015, or any material escalation, on or after May 1, 2015, of any war or armed hostilities that had commenced prior to May 1, 2015 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, has occurred;

•	any decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 1, 2015;

•	any person has commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	any person (including a group) has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before May 1, 2015);

•	any person or group that has made such a filing before May 1, 2015 acquires or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares;

•	any person, entity or group has filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, has occurred; or

•	any determination by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares either being (1) held of record by fewer than 300 persons, (2) eligible for deregistration under the Exchange Act or (3) delisted from the NYSE.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time on or prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8. Price Range of Shares; Dividends.

Our Shares are listed on the NYSE under the symbol “KCG.” Public trading of the Shares commenced on July 5, 2013 on the NYSE.

Price Range of Shares. The following table sets forth, since July 5, 2013, the first day of public trading of the Shares, the high and low sales prices per Share for our Shares as reported by the NYSE for the relevant periods.

Year ended December 31, 2013

	High	Low
Third Quarter	$13.29	$8.11
Fourth Quarter	$12.17	$8.25

Year ending December 31, 2014

	High	Low
First Quarter	$12.61	$10.56
Second Quarter	$12.30	$9.48
Third Quarter	$12.28	$9.97
Fourth Quarter	$12.03	$9.92

Year ended December 31, 2015

	High	Low
First Quarter	$12.99	$11.44
Second Quarter (through May 1, 2015)	$13.75	$12.16

On May 1, 2015, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $13.54 per Share. On April 30, 2015, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $12.84 per Share. We urge stockholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

Dividends. The holders of our Shares participate proportionately, on a per Share basis, in all dividends and other distributions that our Board of Directors may declare. We have never declared or paid a cash dividend on the Shares.

9. Source and Amount of Funds.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares acquired pursuant to the Offer, together with all related fees and expenses, to be $335 million. We expect to fund the Share purchases in the Offer, and to pay related fees and expenses, from our working capital. The Offer is not subject to a financing contingency.

10. Certain Information Concerning the Company.

General. KCG Holdings, Inc., a Delaware corporation, was formed in December 2012 in connection with the Mergers, which were completed on July 1, 2013.

The Company is a leading independent securities firm offering clients a range of services designed to address trading needs across asset classes, product types and time zones. The Company combines advanced technology with specialized client service across market making, agency execution and trading venues and also engages in principal trading via exchange-based electronic market making. KCG has multiple access points to trade global equities, options, fixed income, currencies and commodities via voice or automated execution.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 2, 2015;

•	the Company’s Current Reports on Form 8-K filed on January 6, 2015, January 28, 2015, January 29, 2015, February 3, 2015, March 2, 2015, March 16, 2015, April 2, 2015 (solely with respect to Item 5.02), and May 1, 2015 (solely with respect to Exhibit 99.1);

•	the Company’s Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders to be held on May 12, 2015 (the “2015 Annual Meeting”); and

•	the description of our Shares incorporated into our Current Report on Form 8-K filed on July 1, 2013, pursuant to Section 12 of the Exchange Act.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

Georgeson Inc. 480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Call Toll-Free: (888) 680-1525

Email: KCGHoldings@georgeson.com

11. Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of April 30, 2015, we had 109,040,224 issued and outstanding Shares (and 37,729,713 Shares reserved for issuance upon exercise of all outstanding Warrants and stock options and vesting of all outstanding RSUs). If the Offer is fully subscribed at a Purchase Price of $14.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 23,571,428 Shares, which would represent approximately 21.6% of our issued and outstanding Shares, or 16.1% of our outstanding Shares on a fully diluted basis. If the Offer is fully subscribed at a Purchase Price of $13.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by KCG of 24,444,444 Shares, which would represent approximately 22.4% of our issued and outstanding Shares, or 16.7% of our outstanding Shares on a fully diluted basis.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Except as described below, all of our directors and executive officers have indicated that they do not currently intend to participate in the Offer (though no final decision has been made). Each of our four largest stockholders—(i) the investment entities affiliated with General Atlantic described in footnote 19 on pages 34–35 of this Offer to Purchase, (ii) Jefferies LLC, (iii) Mr. Schuler and his affiliates described in footnote 15 on page 34 of this Offer to Purchase and (iv) Mr. Tierney and his affiliate described in footnote 17 on page 34 of this Offer to Purchase—has orally indicated to the Company that they currently intend to participate in the Offer. Messrs. Schuler and Tierney are members of our Board of Directors. Upon the closing of the Mergers, General Atlantic had the right to designate two members of our Board of Directors. The directors designated by General Atlantic are Mr. Morris and Mr. Kern, a managing director of General Atlantic. Messrs. Kern, Morris, Schuler and Tierney recused themselves from all discussions of the Offer by our Board of Directors. None of General Atlantic, Jefferies LLC, Mr. Schuler and his affiliates and Mr. Tierney and his affiliate is obligated to participate in the Offer, each of them may change its intentions at any time and no assurance can be given that any of them will in fact participate in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

The following table provides information with respect to the beneficial ownership of our Shares by (i) all persons known by us to own beneficially more than 5% of our Shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. Except as described in the footnotes below, we based the share amounts on each person’s beneficial ownership of our Shares as of April 29, 2015.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Shares(3)
Current Directors and Officers
Daniel Coleman, Chief Executive Officer(4)	1,525,904	1.40%
Philip Allison, Chief Executive Officer, KCG Europe Limited	—	*
Jonathan Ross, Chief Technology Officer(5)	279,897	*
John McCarthy, General Counsel and Corporate Secretary(6)	71,581	*
Nick Ogurtsov, Chief Operating Officer and Chief Risk Officer(7)	102,911	*
Steffen Parratt, Chief Financial Officer	—	*
Ryan Primmer, Global Head of Quantitative and Systematic Trading(8)	96,897	*
Greg Tusar, Head of Global Execution Services and Platforms(9)	57,731	*
Charles E. Haldeman, Jr., Director (Non-Executive Chairman)(10)	251,525	*
Rene Kern, Director(11)(19)	36,602,804	31.25%
James T. Milde, Director(12)	41,461	*
John C. (Hans) Morris, Director(13)	14,178	*
Daniel F. Schmitt, Director(14)	21,768	*
Stephen Schuler, Director(15)(21)	12,661,968	11.13%
Laurie M. Shahon, Director(16)	31,844	*
Daniel Tierney, Director(17)(18)	12,923,524	11.36%
Five Percent Beneficial Owners
Daniel V. Tierney 2011 Trust(18)	12,909,346	11.35%
Investment entities affiliated with General Atlantic LLC(19)	36,588,626	31.24%
Jefferies LLC(20)	22,467,774	20.61%
Serenity Investments, LLC(21)	8,991,109	8.03%
All Current Executive Officers and Directors as a group (16 persons)	64,683,992	44.77%

*	Less than 1% of Shares beneficially owned.
(1)	Unless otherwise indicated, the address and business telephone number for each beneficial owner are c/o KCG Holdings, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 and (201) 222-9400, respectively.
(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d–3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any Shares that such person owns or has the right to acquire within 60 days from the date of this table. As a result, KCG has included in the “Number of Shares Beneficially Owned” column Warrants, which were issued to former GETCO unitholders upon the closing of the Mergers.
(3)	For purposes of computing the “Percentage of Shares Beneficially Owned” column, any Shares that a person does not currently own, but has the right to acquire within 60 days from the date of this table (including Shares that may be acquired upon exercise of the Warrants), are deemed to be outstanding for the purpose of computing the percentage ownership of such person.
(4)	Consists of 1,364,772 Shares and 161,132 Warrants.

(5)	Consists of 181,919 Shares and stock options presently exercisable into 97,978 Shares.
(6)	Consists of 30,752 Shares and 40,829 Warrants.
(7)	Consists of 44,378 Shares, stock options presently exercisable into 57,154 Shares and 1,379 Warrants.
(8)	Consists of 96,897 Shares.
(9)	Consists of 57,731 Shares.
(10)	Consists of 223,698 Shares and RSUs that will vest into 27,827 Shares on May 15, 2015.
(11)	Consists of (i) 28,493,943 Shares and 8,094,683 Warrants held by GA-GTCO Interholdco, LLC (“GA-GTCO Interholdco”) and (ii) 7,221 Shares and RSUs that will vest into 6,957 Shares on May 15, 2015 held by Mr. Kern. Mr. Kern is employed by an entity affiliated with GA-GTCO Interholdco. Mr. Kern is also a managing director of General Atlantic LLC, an entity affiliated with GA-GTCO Interholdco. By virtue of such relationship, as more fully described in footnote 19 below, Mr. Kern may be deemed to beneficially own the Shares and the Warrants beneficially owned by GA-GTCO Interholdco. Mr. Kern disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The address and business telephone number for Mr. Kern are c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055 and (212) 715-4000, respectively.
(12)	Consists of 17,838 Shares, stock options presently exercisable into 16,666 Shares and RSUs that will vest into 6,957 Shares on May 15, 2015.
(13)	Consists of 7,221 Shares and RSUs that will vest into 6,957 Shares on May 15, 2015.
(14)	Consists of 14,811 Shares and RSUs that will vest into 6,957 Shares on May 15, 2015.
(15)	Consists of (i) 6,022,078 Shares and 2,969,031 Warrants held by Serenity Investments, LLC (“Serenity”), (ii) 1,912,763 Shares and 1,743,918 Warrants held by the Schuler Family GST Trust and (iii) 7,221 Shares and RSUs that will vest into 6,957 Shares on May 15, 2015 held by Mr. Schuler. Mr. Schuler and his wife hold equity interests in Serenity that together represent a controlling interest. Mr. Schuler may be deemed to share voting and dispositive power with respect to these securities, but disclaims beneficial ownership of the securities held by Serenity except to the extent of his pecuniary interest therein. Mr. Schuler may be deemed to beneficially own 1,912,763 Shares and 1,743,918 Warrants held by the Schuler Family GST Trust. Mr. Schuler may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to share voting and dispositive power with respect to these securities. This information is based on the most recent Schedule 13D/A filed by Mr. Schuler on February 3, 2015, the most recent Form 4 filed by Mr. Schuler on May 1, 2015 and additional information provided by Mr. Schuler.
(16)	Consists of 13,221 Shares, stock options presently exercisable into 11,666 Shares and RSUs that will vest into 6,957 Shares on May 15, 2015.
(17)	Consists of (i) 8,196,397 Shares and 4,712,949 Warrants held by the Daniel V. Tierney 2011 Trust, a trust of which Mr. Tierney is the settlor and sole beneficiary (the “Trust”) and (ii) 7,221 Shares and RSUs that will vest into 6,957 Shares on May 15, 2015 held by Mr. Tierney. Mr. Tierney does not have or share voting or dispositive power over the securities held by the Trust, but does have the power to revoke the Trust and acquire beneficial ownership of such securities within 60 days. This information is based on the most recent Schedule 13D/A filed by the Trust on February 3, 2015, the most recent Form 4 filed by the Trust on April 30, 2015 and additional information provided by Mr. Tierney.
(18)	Consists of 8,196,397 Shares and 4,712,949 Warrants. The Trust maintains an unsecured line of credit. The maximum amount that may be drawn from the line of credit is $21,000,000. In the event of default, the lender could, among other remedies, seek recourse against the assets of the Trust, including its Shares. If fully drawn, the line of credit would represent approximately 12.7% of the Shares and Warrants beneficially owned by the Trust (based on the closing stock price of the Shares on April 30, 2015). As of April 30, 2015, $14,500,000 was drawn upon from the line of credit. The address and business telephone number for the Trust are c/o Emma Cuadrado, Wicklow Capital, Inc., 53 W. Jackson Boulevard, Suite 1204, Chicago, Illinois 60604 and (312) 360-1377, respectively. This information is based on the most recent Schedule 13D/A filed by the Trust on February 3, 2015, the most recent Form 4 filed by the Trust on April 30, 2015 and additional information provided by Mr. Tierney.
(19)

Consists of 28,493,943 Shares and 8,094,683 Warrants. The members of GA-GTCO Interholdco are General Atlantic Partners 83, L.P., a Delaware limited partnership (“GAP 83”), General Atlantic Partners 93, L.P., a Delaware limited partnership (“GAP 93”), GA-GTCO US AIV, L.P., a Delaware limited partnership

(“GA US AIV”), GA-GTCO AIV, L.P., a Delaware limited partnership (“GA AIV”), GAP-W, LLC, a Delaware limited liability company (“GAP-W”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”) and GapStar, LLC, a Delaware limited liability company (“GapStar” and, together with GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV and GAPCO CDA, the “GA Funds”). The general partner of GAP 83, GAP 93, GA US AIV and GA AIV is General Atlantic GenPar, L.P. (“GenPar”). GenPar is also the manager of GAP-W. The general partner of GenPar is General Atlantic. General Atlantic is the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. There are 23 Managing Directors of General Atlantic (the “GA Managing Directors”). Mr. Kern, a GA Managing Director, is also a director of KCG. Certain GA Managing Directors are the members of GapStar. GA-GTCO Interholdco, General Atlantic, GenPar, GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA and GapStar are a “group” under Rule 13d-5 under the Exchange Act. By virtue of the fact that (i) the GA Funds hold all of the interests of GA-GTCO Interholdco, (ii) GenPar is the general partner of GAP 83, GAP 93, GA US AIV and GA AIV and the manager of GAP-W, (iii) General Atlantic is the general partner of GenPar and GAPCO CDA and the managing member of GAPCO III and GAPCO IV and (iv) the GA Managing Directors may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds, each of GA-GTCO Interholdco, General Atlantic, GenPar, GAP 83, GAP 93, GA US AIV, GA AIV, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA and GapStar may be deemed to beneficially own, in the aggregate, 28,493,943 shares of the KCG Common Stock and 8,094,683 Warrants. The address and business telephone number for the General Atlantic entities are c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055 and (212) 715-4000, respectively. This information is based on the Schedule 13D filed by entities affiliated with General Atlantic LLC on July 10, 2013.
(20)	Includes 22,467,774 Shares held by Jefferies LLC, which may also be deemed to be beneficially owned by Jefferies Group LLC, Limestone Merger Sub, LLC and Leucadia National Corporation, each an affiliate of Jefferies LLC. The address and business telephone number for the Jefferies entities are 520 Madison Avenue, New York, New York 10022 and (212) 284-2550, respectively. This information is based on the most recent Schedule 13G/A filed by Jefferies LLC on March 4, 2014.
(21)	Consists of 6,022,078 Shares and 2,969,031 Warrants. Serenity maintains a margin securities account at a brokerage firm, and the positions held in the margin account include the Shares and Warrants owned by Serenity. The positions in the account serve as collateral for a line of credit at the brokerage firm. The maximum amount that may be drawn from the line of credit is $10,000,000, which, if fully drawn, would represent approximately 8.7% of the Shares and Warrants beneficially owned by Serenity (based on the closing stock price of the Shares on April 30, 2015). As of April 1, 2015, the line of credit was not drawn upon. The address and business telephone number for Serenity Investments, LLC are 830 North Boulevard, Oak Park, Illinois 60301 and (708) 386-0441, respectively. This information is based on the most recent Schedule 13D/A filed by Serenity on February 3, 2015, the most recent Form 4 filed by Mr. Schuler on May 1, 2015 and additional information provided by Mr. Schuler.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executives, affiliates or subsidiaries, other than:

Name of Reporting Person	Date of Transaction	Nature of Transaction(1)	Number of Shares	Disposition or Grant Price as Applicable(2)
Stephen Schuler(3)	April 30, 2015	Sale of Shares	9,490	$12.98
Stephen Schuler(3)	April 29, 2015	Sale of Shares	36,500	$13.07
Daniel V. Tierney 2011 Trust(4)	April 29, 2015	Sale of Shares	43,313	$13.07
Daniel V. Tierney 2011 Trust(4)	April 28, 2015	Sale of Shares	33,000	$13.07
Stephen Schuler(3)	April 27, 2015	Sale of Shares	7,300	$13.12
Daniel V. Tierney 2011 Trust(4)	April 27, 2015	Sale of Shares	48,756	$13.03
Stephen Schuler(3)	April 24, 2015	Sale of Shares	36,500	$13.11
Daniel V. Tierney 2011 Trust(4)	April 24, 2015	Sale of Shares	80,402	$13.07
Stephen Schuler(3)	April 23, 2015	Sale of Shares	18,250	$12.85
Daniel V. Tierney 2011 Trust(4)	April 23, 2015	Sale of Shares	35,361	$12.91
Stephen Schuler(3)	April 22, 2015	Sale of Shares	12,828	$12.76
Daniel V. Tierney 2011 Trust(4)	April 22, 2015	Sale of Shares	19,400	$12.76
Stephen Schuler(3)	April 21, 2015	Sale of Shares	25,550	$12.59
Daniel V. Tierney 2011 Trust(4)	April 21, 2015	Sale of Shares	29,285	$12.66
Stephen Schuler(3)	April 20, 2015	Sale of Shares	16,425	$12.45
Daniel V. Tierney 2011 Trust(4)	April 20, 2015	Sale of Shares	17,288	$12.44
Stephen Schuler(3)	April 17, 2015	Sale of Shares	5,173	$12.39
Daniel V. Tierney 2011 Trust(4)	April 17, 2015	Sale of Shares	13,400	$12.28
Stephen Schuler(3)	April 16, 2015	Sale of Shares	18,250	$12.37
Daniel V. Tierney 2011 Trust(4)	April 16, 2015	Sale of Shares	20,400	$12.37
Daniel V. Tierney 2011 Trust(4)	April 15, 2015	Sale of Shares	15,200	$12.32
Daniel V. Tierney 2011 Trust(4)	April 14, 2015	Sale of Shares	15,314	$12.31
Stephen Schuler(3)	April 13, 2015	Sale of Shares	14,600	$12.25
Daniel V. Tierney 2011 Trust(4)	April 13, 2015	Sale of Shares	12,101	$12.35
Stephen Schuler(3)	April 10, 2015	Sale of Shares	14,600	$12.37
Daniel V. Tierney 2011 Trust(4)	April 10, 2015	Sale of Shares	15,075	$12.25
Stephen Schuler(3)	April 9, 2015	Sale of Shares	14,600	$12.28
Daniel V. Tierney 2011 Trust(4)	April 9, 2015	Sale of Shares	15,000	$12.29
Stephen Schuler(3)	April 8, 2015	Sale of Shares	14,600	$12.32
Daniel V. Tierney 2011 Trust(4)	April 8, 2015	Sale of Shares	11,300	$12.33
Stephen Schuler(3)	April 7, 2015	Sale of Shares	14,600	$12.26
Daniel V. Tierney 2011 Trust(4)	April 7, 2015	Sale of Shares	10,653	$12.28
Stephen Schuler(3)	April 6, 2015	Sale of Shares	14,600	$12.41
Daniel V. Tierney 2011 Trust(4)	April 6, 2015	Sale of Shares	15,414	$12.41
Daniel V. Tierney 2011 Trust(4)	April 2, 2015	Sale of Shares	12,122	$12.47
Stephen Schuler(3)	April 2, 2015	Sale of Shares	14,600	$12.33
Stephen Schuler(3)	April 1, 2015	Sale of Shares	14,600	$12.46
Daniel V. Tierney 2011 Trust(4)	April 1, 2015	Sale of Shares	18,913	$12.36
Daniel V. Tierney 2011 Trust(4)	March 31, 2015	Sale of Shares	18,514	$12.32
Stephen Schuler(3)	March 30, 2015	Sale of Shares	3,650	$12.38
Daniel V. Tierney 2011 Trust(4)	March 30, 2015	Sale of Shares	29,619	$12.37
Daniel V. Tierney 2011 Trust(4)	March 27, 2015	Sale of Shares	16,883	$12.41
Stephen Schuler(3)	March 26, 2015	Sale of Shares	14,600	$12.50
Daniel V. Tierney 2011 Trust(4)	March 26, 2015	Sale of Shares	16,100	$12.47
Daniel V. Tierney 2011 Trust(4)	March 25, 2015	Sale of Shares	22,806	$12.49
Daniel V. Tierney 2011 Trust(4)	March 24, 2015	Sale of Shares	9,700	$12.55
Daniel V. Tierney 2011 Trust(4)	March 23, 2015	Sale of Shares	18,000	$12.63

Name of Reporting Person	Date of Transaction	Nature of Transaction(1)	Number of Shares	Disposition or Grant Price as Applicable(2)
Stephen Schuler(3)	March 23, 2015	Sale of Shares	3,650	$12.63
Stephen Schuler(3)	March 20, 2015	Sale of Shares	14,600	$12.58
Daniel V. Tierney 2011 Trust(4)	March 20, 2015	Sale of Shares	28,536	$12.57
Stephen Schuler(3)	March 19, 2015	Sale of Shares	7,300	$12.44
Daniel V. Tierney 2011 Trust(4)	March 19, 2015	Sale of Shares	19,883	$12.44
Stephen Schuler(3)	March 18, 2015	Sale of Shares	3,650	$12.78
Daniel V. Tierney 2011 Trust(4)	March 18, 2015	Sale of Shares	21,251	$12.67
Stephen Schuler(3)	March 17, 2015	Sale of Shares	14,600	$12.72
Daniel V. Tierney 2011 Trust(4)	March 17, 2015	Sale of Shares	50,093	$12.87
Stephen Schuler(3)	March 16, 2015	Sale of Shares	14,600	$12.52
Daniel V. Tierney 2011 Trust(4)	March 16, 2015	Sale of Shares	28,700	$12.57
Stephen Schuler(3)	March 13, 2015	Sale of Shares	14,600	$12.59
Daniel V. Tierney 2011 Trust(4)	March 13, 2015	Sale of Shares	41,100	$12.54
Stephen Schuler(3)	March 12, 2015	Sale of Shares	14,600	$12.54
Daniel V. Tierney 2011 Trust(4)	March 12, 2015	Sale of Shares	23,000	$12.54
Stephen Schuler(3)	March 11, 2015	Sale of Shares	14,600	$12.39
Daniel V. Tierney 2011 Trust(4)	March 11, 2015	Sale of Shares	33,777	$12.38
Daniel V. Tierney 2011 Trust(4)	March 10, 2015	Sale of Shares	33,580	$12.20
Daniel V. Tierney 2011 Trust(4)	March 9, 2015	Sale of Shares	23,600	$12.32
Stephen Schuler(3)	March 9, 2015	Sale of Shares	14,600	$12.31
Stephen Schuler(3)	March 6, 2015	Sale of Shares	14,600	$12.48
Daniel V. Tierney 2011 Trust(4)	March 6, 2015	Sale of Shares	15,978	$12.45

(1)	All transactions in this table executed in accordance with Rule 10b5-1 trading plans established on February 2, 2015.
(2)	Represents weighted average sale price of sales executed in multiple transactions at a range of prices.
(3)	The reported securities were held by Serenity, in which Mr. Schuler and his wife separately hold equity interests that together represent a controlling interest. Mr. Schuler disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(4)	The reported securities were held directly by the Trust, of which Mr. Tierney is the settlor and sole beneficiary. Mr. Tierney does not have or share investment control with respect to the securities held by the Trust.

Transactions and Arrangements Concerning the Shares.

Equity Incentive Plan. Pursuant to the Mergers we assumed Knight’s Amended and Restated 2010 Equity Incentive Plan, which was renamed the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”). Our stockholders approved an amendment and restatement to the Equity Incentive Plan on December 19, 2013, and on April 1, 2015, our Board of Directors unanimously approved a further amendment of the Equity Incentive Plan to remove a legacy provision requiring that a certain percentage of awards be subject to minimum vesting standards (as amended, the “2015 Equity Incentive Plan”). We are asking our stockholders to approve the 2015 Equity Incentive Plan at the 2015 Annual Meeting.

The Company has historically granted equity awards under the Equity Incentive Plan to employees, officers and directors who are selected by the Compensation Committee of the Board of Directors, or its delegate, in its sole discretion. Awards under the Equity Incentive Plan may be granted in the form of stock options, stock appreciation rights, restricted stock and RSUs. Since the Merger, the Company has predominantly granted awards of stock options and RSUs, the majority of which vest ratably over three years and are subject to accelerated or continued vesting following certain termination circumstances, in each case, in accordance with the Equity Incentive Plan, award agreement and employment agreement, as applicable,

As further described in our proxy statement, filed with the SEC on April 2, 2015, for the 2015 Annual Meeting, upon receiving stockholder approval of the 2015 Equity Incentive Plan, KCG anticipates that future equity awards granted as a component of annual incentive compensation (the “Annual Equity Awards”) will provide for continued vesting following a grantee’s voluntary resignation of employment, subject to ongoing compliance with non-competition and non-solicitation requirements through the duration of the vesting period.

In addition, subject to receiving stockholder approval of the 2015 Equity Incentive Plan, the Company will be permitted, and fully intends, on taking action to amend the RSUs granted by Knight to its employees in January 2013 (for the 2012 performance year), as well as the RSUs granted by the Company to employees in February 2014 (for the 2013 performance year) and February 2015 (for the 2014 performance year) to include the continued vesting provision described above. If the amendment is approved and the Company takes the expected action to extend the continued vesting provision of the Amended 2015 Plan to Annual Equity Awards outstanding on the date hereof, the remaining expense associated with these previously issued awards will be accelerated and recognized in full in the second quarter of 2015, when the Company expects the amendment to be effective and the Compensation Committee to take the required actions. The Company estimates that the total charge associated with this acceleration of expense will be between $27 and $30 million, which would result in a diluted earnings per share impact ranging from approximately $0.14 to $0.16 (based on the number of shares outstanding as of April 1, 2015).

Employment Agreements. KCG has entered into employment agreements with each of its executive officers. Employment agreements with Messrs. Coleman, McCarthy, Ogurtsov, Primmer, Ross and Tusar provided for, among other things, a grant of stock options and/or RSUs that, in each case, vest in three equal installments on each of the first three anniversaries of July 1, 2013 (or, in the case of Messrs. Primmer and Tusar, on the executive’s respective start date with KCG), subject to continued employment with KCG.

Additionally, KCG entered into employment agreements with Messrs. Allison and Parratt in connection with each such executive commencing employment with the Company in fiscal 2014 and 2015, respectively. Under the terms of his employment agreement, Mr. Allison received a one-time award of 750,000 RSUs, which were granted to Mr. Allison after he provided KCG with satisfactory documentation showing that he forfeited equity awards granted by his previous employer in connection with his resignation of employment with such prior employer to join KCG. The RSUs granted to Mr. Allison vest in three equal annual installments on each of July 1, 2015, September 22, 2015 and September 22, 2016, subject to Mr. Allison’s continued employment with KCG Europe Ltd., provided, however, that such RSUs will vest in full (but deliver on the originally scheduled delivery date) if, as of December 31, 2015, Mr. Allison is no longer reporting to the Chief Executive Officer of KCG. Under the terms of his employment agreement with KCG, Mr. Parratt was granted a one-time award of restricted stock units with a grant date value of $500,000. Mr. Parratt’s sign-on award will vest in three equal installments on the first three anniversaries of the date of grant, subject to Mr. Parratt’s continued employment with KCG through such dates. Additionally, with respect to the 2015 calendar year, Mr. Parratt’s employment agreement provides that his annual incentive award will be no less than 200% of base salary, and will be awarded 40% in cash and 60% in the form of a KCG equity award.

Director Compensation Policy. The Company has adopted a director compensation policy that establishes the framework for compensating the non-employee members of the Board of Directors for their service to the Company. Under this director compensation policy, upon commencing service on the Board, new non-employee directors are awarded an initial grant of RSUs with an aggregate grant date fair value of $80,000. Continuing directors receive, on the first business day after the annual meeting of stockholders, an annual grant of RSUs with an aggregate grant date fair value of $80,000. Continuing non-employee directors additionally receive a component of compensation paid in cash, which is described in more detail in our proxy statement, filed with the SEC on April 2, 2015, for the 2015 Annual Meeting.

The Board of Directors established Mr. Haldeman’s compensation package outside of the director compensation policy given the additional contributions expected of him as Non-Executive Chairman of the

Board of Directors (such as providing strategic guidance and feedback to our CEO and Board of Directors, maintaining regular interaction with senior management between Board of Directors meetings and regularly spending time at KCG’s offices). In consideration for Mr. Haldeman’s service as Non-Executive Chairman, he was granted RSUs with an aggregate grant date value of $320,000 on the first business day after our Annual Meeting of Stockholders in May 2014.

All RSUs granted to non-employee directors have a one-year vesting period and provide for forfeiture in the event a director leaves before the one-year anniversary of the grant date (except in the event of non-renewal of term (if the director serves the remainder of his or her current term), retirement, death or disability).

Common Stock Registration Rights Agreement. Effective as of the closing of the Mergers, KCG entered into a registration rights agreement with the Trust, Serenity and GA-GTCO Interholdco (the “Common Stock Registration Rights Agreement”). Under the terms of the Common Stock Registration Rights Agreement, among other things, KCG agreed to file with the SEC a shelf registration statement on Form S-3 covering resales by the Trust, Serenity and GA-GTCO Interholdco of the Shares, Warrants and Shares issued upon exercise of the Warrants (collectively, the “Registrable Securities”) received by them in the Mergers. Subject to the terms and conditions of the Common Stock Registration Rights Agreement, the Trust, Serenity and GA-GTCO Interholdco may request to sell all or any portion of the Registrable Securities in one or more underwritten registered offerings pursuant to the shelf registration statement. The Common Stock Registration Rights Agreement also provides the Trust, Serenity and GA-GTCO Interholdco with certain other customary demand registration rights and piggyback registration rights, in each case subject to the terms and conditions of the registration rights agreement.

Warrant Agreement and Warrants. The Warrants were issued pursuant to a Warrant Agreement, dated July 1, 2013, between KCG and Computershare Shareowner Services LLC, as warrant agent (the “Warrant Agreement”).

Exercise Price; Expiration

The Warrants entitle holders to purchase Shares, on a one-for-one basis, subject to adjustments as provided by the Warrant Agreement and summarized below. The Class A warrants, of which 8,113,550 were issued, are exercisable at an exercise price of $12.00 per Share; the Class B warrants, of which 8,113,502 were issued, are exercisable at an exercise price of $13.50 per Share; and the Class C warrants, of which 8,113,457 were issued, are exercisable at an exercise price of $15.00 per Share, in each case, subject to adjustments as provided by the Warrant Agreement and summarized below. All or a portion of the Warrants are exercisable at any time prior to (i) in the case of Class A warrants, July 1, 2017, (ii) in the case of Class B warrants, July 1, 2018 and (iii) in the case of Class C warrants, July 1, 2019.

Exercise

The Warrants are permitted to be exercised pursuant to a “cashless exercise,” in which case the registered holder will receive a number of Shares that is equal to the aggregate number of Shares for which the Warrants are being exercised less the number of Shares that have an aggregate market price (as such term is defined in the Warrant Agreement) on the trading day on which such Warrants are exercised that is equal to the aggregate exercise price for all such Shares. The Warrant Agreement also provides that if Warrants are exercised such that the aggregate exercise price would exceed the aggregate market price of the Shares issuable upon exercise, the exercise will be null and void, no Shares will be issued upon that exercise, and such Warrants will continue in effect subject to their terms.

Adjustments to Prevent Dilution

The number of Shares issuable upon exercise of a Warrant, and the exercise price of such Warrant, will be subject to adjustment in order to protect warrant holders from dilution in case of:

•	stock splits, subdivisions, reclassifications or combinations;

•	specified issuances of common shares or convertible securities;

•	certain distributions of securities, evidences of indebtedness, assets, rights or warrants;

•	specified share repurchases (depending on the outcome of the Offer, there may be a decrease in the exercise price of the Warrants); and

•	cash dividends other than regular quarterly cash dividends

Listing of Common Stock Issuable upon Exercise of the Warrants

The Warrants are not listed on any securities exchange. The Shares issuable upon exercise of the Warrants are listed as “reserved for issuance” on the New York Stock Exchange.

Effect of a Business Combination Transaction

In case of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of KCG’s stockholders or reclassification of the Shares (other than a reclassification that is otherwise provided for in the anti-dilution provisions of the Warrant Agreement), the warrant holder will upon exercise be entitled to receive, during the period specified by the Warrant, an equivalent number of shares of common stock or other securities or property of the surviving entity that the holder would have been entitled to in such sale if the Warrant had been exercised immediately prior to such transaction. Appropriate adjustments will be made to the Warrant so that the right to exercise the Warrant in exchange for any such shares of stock or other securities or property will remain substantially the same as prior to such transaction.

Transfer

At the option of the holder of a Warrant, each Warrant and all rights thereunder may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the registered holder, but only in accordance with the terms of the Warrant Agreement and in compliance with all applicable laws.

Warrant Rights

A Warrant will not, prior to its exercise, confer upon its holder or such holder’s transferee, the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of KCG or any other matter, or any rights whatsoever as stockholders of KCG.

Secured Notes. On March 13, 2015, KCG and GETCO, LLC, GETCO, Global Colocation Services LLC, a subsidiary of KCG, Knight and Knight Capital Holdings LLC (collectively, the “Guarantors”) entered into an Indenture and a Security Agreement with The Bank of New York Mellon as trustee and collateral agent with respect to KCG’s 6.875% Senior Secured Notes due 2020 (the “Notes”).

Maturity and Prepayments

The Notes mature on March 15, 2020 and bear interest at a rate of 6.875% per year, payable on March 15 and September 15 of each year, beginning on September 15, 2015. On or after March 15, 2017, KCG may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices

(expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below, subject to the rights of holders of the Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	103.438%
2018	101.719%
2019 and thereafter	100.000%

KCG may also redeem the Notes, in whole or in part, at any time prior to March 15, 2017 at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a make-whole premium and accrued and unpaid interest. In addition, at any time on or prior to March 15, 2017, KCG may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings, at a price equal to 106.875% of the aggregate principal amount of the Notes, plus accrued and unpaid interest.

Guarantees; Security

The Notes and KCG’s obligations under the Indenture are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Notes and the obligations under the Indenture are currently secured by pledges of all of the equity interests in each of KCG’s and the Guarantors’ existing and future domestic subsidiaries (but limited to 66% of the voting equity interests of controlled foreign company subsidiaries and excluding equity interests in regulated subsidiaries to the extent that such pledge would have a material adverse regulatory effect or is not permitted by applicable law) and security interests in substantially all other tangible and intangible assets of KCG and the Guarantors, in each case subject to customary exclusions; provided, however, that if in the future KCG or any of the Guarantors enter into certain first lien obligations (as described in the Indenture), the collateral agent is authorized by the holders of the Notes to enter into an Intercreditor Agreement (as defined in the Indenture) pursuant to which the lien securing the Notes would be contractually subordinated to the lien securing such first lien obligations, to the extent of the value of the collateral securing such obligations. The Notes are effectively subordinated to any existing and future indebtedness that is secured by assets that do not constitute collateral under the Notes, to the extent of the value of such assets.

Covenants

The Indenture contains customary affirmative and negative covenants for notes of this type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, prepayments of other indebtedness, restrictions on subsidiaries, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets,” including in respect of indebtedness and liens incurred in the ordinary course of business by broker-dealer subsidiaries, other operating regulated entities, licensed mortgage subsidiaries or any other subsidiary substantially all of who business and operations are substantially similar to some or all of the business and operations of the foregoing entities that are in existence of the date of the Indenture, including margin lending, stock lending and repurchase agreements and reverse repurchase agreements. In addition, certain of the negative covenants are subject to exceptions for a specified amount of the proceeds received from the sale of KCG Hotspot.

If at any time the Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default or event of default has occurred and is continuing under the Indenture, certain of the restrictive covenants will be suspended and will not apply to KCG or its restricted subsidiaries; provided, however, that such covenants will be reinstated if the Notes subsequently cease to be rated or are no longer assigned an investment grade rating by both rating agencies.

Events of Default

The Indenture contains events of default customary for notes of this type, including: nonpayment of principal interest, fees and other amounts when due; violation of covenants; cross-payment default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; collateral matters; and the failure to make a repurchase offer in the event of a change of control trigger event or certain asset sales; subject, where appropriate, to threshold, notice and grace period provisions.

Other Share Repurchases. On April 2, 2015, our Board of Directors authorized the repurchase of up to $400 million of the Shares. If the Offer is fully subscribed, $70 million of this additional authority will remain. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. We may also consider repurchasing Warrants. Our ability to repurchase Shares and Warrants may be limited by the terms of our outstanding debt, and there can be no assurance that we will pursue any such actions.

General. Except as otherwise described herein and for the KCG Americas LLC revolving credit agreement, under which KCG is guarantor, described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, neither KCG nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12. Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13. United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, U.S. Holders (as defined below) whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, partnerships or other pass through entities and investors therein or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of RSUs). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States. and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for United States federal income tax purposes).

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us.

Section 302 Tests. Under Section 302 of the Code, a U.S. Holder that exchanges Shares for cash pursuant to the Offer will be treated as having sold the Shares for United States federal income tax purposes if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option or Warrant. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash pursuant to the Offer will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash pursuant to the Offer fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash pursuant to the Offer that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Sale Treatment. If a U.S. Holder that exchanges Shares for cash pursuant to the Offer is treated as having sold the Shares for United States federal income tax purposes, such U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to United States federal income tax at a reduced rate. The deductibility of capital loss is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as having sold its Shares for United States federal income tax purposes, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend that is includible in ordinary income to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a reduced rate on the gross amount treated as dividends. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it may be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. In addition, depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. Holder’s percentage interest in us (including any interest attributable to Shares constructively owned by the U.S. Holder as a result of the ownership of options or Warrants) could increase even though the total number of Shares held by such U.S. Holder decreases. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed above.

Tax Reporting. The Company and the Depositary have not decided as of the date hereof whether to treat amounts paid to U.S. Holders pursuant to the Offer as a distribution on the tendered Shares or as amounts received upon a sale of the Shares for United States federal income tax reporting purposes. It is therefore possible that a U.S. Holder tendering Shares in this Offer in a manner that satisfies one of the Section 302 Tests may nevertheless receive an IRS Form 1099-DIV (which will also be filed with the IRS) that reports all of the cash that such U.S. Holder receives in the Offer as a dividend for United States federal income tax purposes. Such a U.S. Holder is not precluded, however, from taking the position that the amounts received pursuant to the Offer represent amounts received upon a sale or exchange of the Shares.

Non-U.S. Holders. Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary may treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. In such case, the Depositary may withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available.

Generally, to establish an applicable exemption from, or reduced rate of, United States federal withholding tax, a Non-U.S. Holder must deliver to the Depositary either (i) IRS Form W-8BEN or W-8BEN-E, as applicable (or other acceptable evidence under Treasury regulations) in which the holder certifies that it is eligible for a lower tax treaty rate with respect to dividends on the Shares or (ii) an IRS Form W-8ECI in which the holder certifies that amounts it receives pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment that it maintains within the United States). The Depositary may generally determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. As discussed in Section 3, backup withholding generally will not apply to amounts paid to a Non-U.S. Holder that provides the Depositary with an applicable IRS Form W-8 (or other acceptable certification).

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Gross proceeds paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment within the United States) will generally be subject to United States federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (and a corporate Non-U.S. Holder may also be subject to the 30% branch profits tax on its effectively connected earnings and profits).

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. Because, as discussed above, the Depositary may treat amounts paid to Non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

14. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by KCG of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of KCG stockholders. As of April 30, 2015, we had 109,040,224 issued and outstanding Shares (and 37,729,713 Shares reserved for issuance upon exercise of all outstanding Warrants and stock options and vesting of all outstanding RSUs). Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares on the NYSE.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per-Share consideration offered in the Offer to holders of Shares or by decreasing or increasing the aggregate purchase price of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we increase or decrease the prices offered to be paid for Shares, or increase or decrease the aggregate purchase price of Shares sought in the Offer and, in the event of an increase in the aggregate purchase price of Shares sought in the Offer, the increase exceeds 2% of the Shares outstanding, and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

16. Fees and Expenses; Dealer Manager; Information Agent; Depositary.

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the Dealer Manager in connection with the Offer, and it will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify it against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the Shares, for their respective own accounts and for the accounts of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account.

We have retained Georgeson Inc. to act as Information Agent in connection with the Offer. As Information Agent, Georgeson Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of KCG, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders of Shares from or on behalf of, the stockholders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e–4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning KCG.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.

KCG Holdings, Inc.

May 4, 2015

The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of KCG Holdings, Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First-Class, Registered or Certified Mail:	By Express or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Call Toll-Free: (888) 680-1525

Email: KCGHoldings@georgeson.com

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Bank of America Tower

One Bryant Park

New York, New York 10036

(888) 803-9655 (Toll-Free)